RELIASTAR                                                          403(B) RIDER
LIFE INSURANCE COMPANY
OF NEW YORK
A Stock company..

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On the basis of the application for which this Certificate is issued and to which this Rider is attached, the Certificate is intended to qualify under
Section 403(b) of the Interal Revenue Code. This Certificate is established for the exclusive benefit of the Owner and its beneficiaries.

In the event of any conflict between the provisions of this Rider and the Certificate, the provisions of this Rider will control. ReliaStar Life Insurance Company of New York ("ReliaStar" or "the Company") reserves the right to amend the Certificate and Rider as necessary to comply with applicable tax requirements. Any such changes will apply uniformly to all certificates that are affected and the Owner will have the right to accept or reject such changes.

(1) DEFINITIONS. Words and phrases used in the Certificate have the same meaning when used in this Rider. The words shown below have the meanings stated.

          (a) "IRC" means the United States Internal Revenue Code of 1986, as amended from time to time.

          (b) "EMPLOYEE OR OWNER" means the Owner of the Certificate to which this Rider is attached.

          (c) "DESIGNATED BENEFICIARY" means the beneficiary named by the Owner in the Certificate.

(2) This Certificate is nontransferable. Other than to us, it may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

(3)      This Certificate is valid only if it is purchased:

          (a) For an employee by an employer as described in IRC Section 501(c)(3) which is exempt from income tax under IRC Section 501(a); or

          (b) For an employee who performs services for an educational organization described in IRC Section 170(b)(1)(A)(ii) by an employer which is a state, a political subdivision of a state or an agency or instrumentality of a state or political subdivision thereof; or

          (c) By an employee in a rollover or a direct transfer as permitted by IRC Sections 403(b)(8), 403(b)(10), and 408(d)(3).

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(4)    The premium payments applicable to this Certificate must be attributable to the employee's salary reduction agreement, or to permitted employer contributions, except in the case of a rollover contribution or a direct transfer by an employee (as permitted by IRC Section 403(b)(8), 403(b)(10), and 408(d)(3)). The premium payment must be in cash. The total of such premium payments cannot exceed the lesser of:

          (a)  $9,500; or

          (b) the exclusion allowance described in IRC Section 403(b)(2), as amended, for any taxable year; and, in no event exceeding any limits set forth in IRC Section 401(a)(30), 402(g), 403(b)(2) and
               415. Premiums may be refunded when necessary to comply with IRC
               Section 403(b).

(5)    Distribution of the assets of this Certificate may not be made before the
       Owner:

          (a)  Attains age 59-1/2; or

          (b)  Separates from the service; or

          (c)  Dies; or

          (d)  Becomes disabled.

       In the case of financial hardship, distributions of premiums paid (not earnings) may be made before (a), (b), (c), or (d) above.

(6) Not withstanding any provision of this Rider to the contrary, the distribution of an individual's interest will be made under the minimum distribution requirements of IRC Section 403(b)(10) including:

          (a)  Any regulations under that Section; and

          (b) The incidental death benefit provisions of IRC Section 401(a)(9) and any regulations under that Section.

(7) The Owner's entire interest in the account must be distributed, or begin to be distributed, by the Owner's required beginning date. The Owner's required beginning date is the April 1st following the calendar year in which the Owner reaches age 70 1/2 or retires, which ever occurs first. (For Owners covered by governmental or church plans, the required beginning date is the later of: (a) April 1st of the calendar year after the attainment of age 70 1/2; or (b) April 1st following the calendar year of retirement.) For each succeeding year, a distribution must be made on or before December 31st. By the required beginning date the Owner may elect to have the balance in the account distributed in one of the following forms:

          (a)  To the Owner of this Certificate in a single payment; or

          (b) To the Owner as a life annuity (which may provide for a minimum term certain period not extending beyond the life expectancy of the Owner); or

          (c) To the Owner and the Owner's Designated Beneficiary, as a joint and survivor annuity (which may provide for a minimum term certain period not extending beyond the life expectancy of the Owner and the Designated Beneficiary) in equal or substantially equal amounts; or

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          (d)  To the Owner as an annuity certain not extending beyond the life expectancy of the Owner; or

          (e) If the Owner has a living Designated Beneficiary, to the Owner as an annuity certain not extending beyond the joint life expectancy of the Owner and the Owner's Designated Beneficiary in equal or substantially equal amounts.

       If the Owner's entire interest is to be distributed in a manner other than set forth in (a) above, then the minimum distribution that must be made each year will be determined by dividing the Owner's entire interest by the Owner's life expectancy. In the case of (c) above, the entire interest will be divided by the joint and last survivor expectancy of the Owner and the Designated Beneficiary.

       If the Owner's Designated Beneficiary is someone other than the Owner's spouse, then the minimum distribution that must be made each year will be not less than the amount obtained by dividing the Owner's entire interest by the joint and last survivor expectancy of the Owner and the Owner's Designated Beneficiary, whose life expectancy in making the calculation will not be more than ten (10) years less than the Owner.

       Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the IRC Regulations. For this computation, the Owner's life expectancy (and the life expectancy of the Owner's spouse) may be recalculated, but no more frequently than annually. The life expectancy of a non-spouse Designated Beneficiary may not be recalculated.

(8) With respect to any amount, which upon the death of the Owner, becomes payable under any supplementary contract issued in exchange for this Certificate, no provision of this Certificate or such supplementary contract will be applicable to the extent that it permits or provides for settlement of such amount in any manner other than as set forth in (a) or
       (b) below:

          (a) If the Owner dies after distribution of the Owner's interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

          (b) If the Owner dies before distribution of the Owner's interest commences, the Owner's entire interest will be distributed in accordance with one of the following provisions:

               (i) The Owner's entire interest will be paid in one sum by December 31 of the fifth (5th) year after the date of death; or in a series of payments which will be completed by December 31 of the fifth (5th) year after the date of death.

               (ii) If the Owner's interest is payable to the Designated
                    Beneficiary, and the Owner has not elected (i) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Designated Beneficiary. Distribution must begin no later than December 31 of the year following the year the Owner dies.

               (iii) If the Designated Beneficiary of the Owner is the Owner's
                    surviving spouse, distribution must begin by December 31 of the later of:

                    (a)  The year immediately following the year the Owner dies;
                         or

                    (b) The year in which the Owner would have attained age 70 1/2.

                    Payments can be received over the life or life expectancy of the surviving spouse.

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       For the purposes of the above, payments will be calculated by use of the return multiples specified in Section 1.72-9 of the IRC Regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other Designated Beneficiary, life expectancy will be recalculated at the time payment first commences. Payments for each subsequent 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

       For purposes of this requirement, any amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

(9) This paragraph applies to distributions made on or after January 1, 1993. Notwithstanding any provision of this Certificate to the contrary that would otherwise limit an Owner's election under this Certificate, an Owner may elect, at any time and in any manner prescribed by us, but subject to the distribution restrictions of paragraph 5, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Owner in a direct rollover.

       For the purpose of this paragraph, the following definitions apply:

          (a) ELIGIBLE ROLLOVER DISTRIBUTION is any distribution of all or any portion of the balance to the credit of the Owner, not including:

               (i) Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life or life expectancy of the Owner or the joint lives or joint life expectancies of the Owner and the Designated Beneficiary, or for a specified period of ten
                    (10) years or more; or

               (ii) Any distribution to the extent such distribution is required under IRC Sections 401(a)(9) or 403(b)(10); and

               (iii) The portion of any distribution that cannot be included in gross income.

          (b)  ELIGIBLE RETIREMENT PLAN is:

               (i)  An annuity described in IRC Section 403(b);

               (ii) An individual retirement account described in IRC Section
                    408(a); or

               (iii) An individual retirement annuity described in IRC Section
                    408(b).

               However, in the case of an Eligible Rollover Distribution to the surviving spouse, an eligible retirement plan is (ii) or (iii) above.

          (c) DIRECT ROLLOVER is a payment by us to the Eligible Retirement Plan specified by the Owner.

          (d) OWNER, for the purposes of this paragraph, includes the Owner's surviving spouse and the Owner's spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in IRC Section 414(p).

(10) This Certificate will be for the exclusive benefit of the Owner or the Designated Beneficiary. The Owner's rights under this Certificate will be nonforfeitable.

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(11) Effective for years beginning after December 31, 1988, except in the case of a contract purchased by a church, no premium payments applicable to this Certificate can be made unless all employees of the employer may elect to have employer make contributions of more than $200 under a salary reduction agreement.

For purposes of this paragraph any employee who is a participant in (a), (b) or
(c) below may be excluded.

     (a)  An eligible deferred compensation plan under IRC Section 457;

     (b)  A qualified cash or deferred arrangement; or

     (c)  Another IRC Section 403(b) annuity contract.

In addition, any nonresident aliens and students who normally work less than twenty (20) hours per week may be excluded.

The issue date (effective date) of this amendment is the Certificate Issue Date unless another date is shown.

SIGNED FOR RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK:


      President  /S/ Chris Schreier        Secretary  /S/ Paula Cludray-Engelke

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